UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Boston Private Financial Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Boston Private Financial Holdings, Inc. letterhead]

Dear [Name of Stockholder]:

        I wish to inform you of an "alert" issued by ISS changing their recommendation to a vote "for" Proposal Two on the 2004 Proxy of Boston Private Financial Holdings, Inc. (BPFH). Proposal Two relates to our 2004 Stock Option and Incentive Plan. We respect the right of all shareholders to make their proxy voting decision independently, but want to ensure that you are doing so with complete and correct information.

        You and your company may utilize the services of ISS and avail yourself of their analysis and recommendations. ISS' original analysis of BPFH's Proxy Proposal Two contained a mathematical error which resulted in their initially recommending a vote "against" the proposal. When we discussed the miscalculation with ISS, they promptly corrected their analysis and changed their recommendation to a vote "for" the proposal. As noted above, they also issued an "alert" at that time to highlight the change in their recommendation.

        BPFH believes that incentive plans are an effective and efficient way to support our growth strategy since these plans align employees' interests with the interests of our shareholders. We have historically utilized stock option grants as a form of incentive compensation and now have two separate incentive plans in place, the "Amended and Restated 1997 Long-Term Incentive Plan" and the "Directors' Stock Option Plan". Proposal Two combines the two plans and streamlines plan administration.

        In considering Proposal Two, please consider the following:

  •
  Our existing incentive plans were both previously approved by shareholders.

  •
  Proposal Two does not contain any changes to the existing incentive plans adversely affecting costs to our shareholders.

  •
  Our existing plans do not now, nor does Proposal Two provide for, re-pricing of options.

  •
  Proposal Two eliminates the "evergreen" provision of the existing incentive plans.

        Proposal Two will streamline administration of our existing incentive plans and extend these plans from the current expiration date of 2007 to 2014.

        Please contact me, my colleague, Walt Pressey, President and CFO or, Kate Rajeck, Director of Investor Relations with any questions or concerns regarding BPFH's 2004 Proxy.

Sincerely,

/s/ Timothy L. Vaill

Timothy L. Vaill
Chairman and Chief Executive Officer